EXHIBIT 10.7

RULES

of the

INFONXX, INC

Second Amended and Restated 1996 Stock Plan

2004 UK APPROVED SUBPLAN

(Established by the Company on February 10, 2004 and

Approved by the Inland Revenue

under Part 7, Schedule 4 of the Income Tax (Earnings and Pensions) Act 2003

on February 13, 2004)

Ernst & Young LLP

Apex Plaza

Forbury Road

Reading

RG1 1YE

Tel: 0118 928 1100

INFONXX, INC

2004 UK APPROVED SUBPLAN (“the Subplan”)

This Subplan constitutes the Inland Revenue approved appendix to the INFONXX, INC. Amended and Restated 1996 Stock Plan as amended 10 May 2001 (“the Plan”) and incorporates all the rules of the Plan but modified to obtain approval by the United Kingdom Inland Revenue. Where the rules of the Plan conflict, the rules of this Subplan will take precedence. This Subplan applies to THE NUMBER UK LIMITED and any other Constituent Company.

Words and expressions not otherwise defined shall have the same meanings as in Schedule 4 to the Income Tax (Earnings and Pensions) Act 2003 (“ITEPA”).

1.	PURPOSE OF THE UK APPROVED SUBPLAN

The purpose of this approved Subplan is to establish a plan under which Options which meet the requirements for approval under Schedule 4 of ITEPA may be granted to employees of the Constituent Company.

2.	DEFINITIONS

“Control” shall have the meaning given by Section 840 of the Taxes Act;

“Constituent Company” shall mean THE NUMBER UK LIMITED and any other company which is nominated by the Board of Directors of the Company to be a Constituent Company; provided, however, that no entity other than the Company shall be a “Constituent Company” unless such entity is a “Subsidiary” (as defined in the Plan);

“Fair Market Value” shall mean on any day, the market value of a share of Stock determined in accordance with the provisions of Part VIII of the Taxation of Chargeable Gains Act 1992 and agreed for the purposes of this Subplan by the Shares Valuation on or before that day;

“IPO” shall mean the closing of the first sale to the general public of either the Common Stock or the same class of securities of a successor corporation issued in exchange for the Common Stock, pursuant to a registration statement filed with and declared effective by the Securities and Exchange Commission under the Securities Act of 1933, as amended.

“ITEPA” shall mean the Income Tax (Earnings and Pensions) Act 2003;

“Plan Administrator” shall mean the Company, the Board, a duly authorised Committee or such other person who grants an Option under this Subplan;

“Schedule 4” shall mean Schedule 4 to ITEPA;

“Share(s)” shall mean an ordinary share of Common Stock in the capital of the Company, which satisfies the requirements of paragraphs 16 – 20 of Schedule 4 of ITEPA 2003.

“Shares Valuation” shall mean the division of the Inland Revenue Share Valuation (Share Schemes) situated at Fitzroy House, PO Box 46, Castle Meadow Road, Nottingham NG2 1BD

3.	ELIGIBILITY
(A)	Options may only be granted under the Subplan, to:
(i)	a Director of a Constituent Company who is required to devote to his duties not less than 25 hours per week, excluding meal breaks; or
(ii)

any other employee of a Constituent Company, provided that the Director or employee is not precluded from participating in the Subplan by paragraphs 9 to 11 of Schedule 4 (persons precluded are those with a material interest in a close company).

(B)	Consultants may not participate in the Subplan and for the purposes of these Rules all references to Consultants shall be disregarded.
4.	STOCK SUBJECT TO THE PLAN
(A)

No person shall be granted an Option under the Subplan which would cause the aggregate Market Value (at the time the Option is obtained) of the shares which he or she may acquire or under any other approved company share option scheme established by the scheme organiser or an associated company of the scheme organiser (and not exercised) to exceed or further exceed £30,000.

(B)	For the purposes of determining the above limit, the Fair Market Value of the shares shall be converted to £GBP (Sterling) using the exchange rate quoted in the Financial Times on the Date of Grant.
(C)	If the grant of an Option would cause the above limit to be exceeded, such Option shall take effect as an Option over equal to the maximum number of Shares which do not cause the limit to be exceeded.
(D)	All Options granted under the Subplan will be Nonstatutory Stock Options and all references to Incentive Stock Options shall be disregarded.
(E)	Shares allotted under the Subplan shall rank pari passu in all respects with Shares of the same class for the time being in issue.

5.	ADMINISTRATION
(A)	Rule 5 (b) (ix) of the Plan shall not be applied for the purposes of the Subplan.
(B)	Rule 5(b) (x), (xi) and (xiii) of the Plan shall not be applied for the purposes of the Subplan.
(C)	References to restrictions on shares in Rule 5(b) (vi) and (xiv) of the Plan shall not be applied for the purposes of the Subplan.
(D)

In Rule 5(b) headed Powers of the Administrator, after “the Administrator shall have the authority in its discretion” and in Rule 5(c) after “the Administrator’s decisions determinations and interpretations shall be final and binding on all Optionees and any other holders of Options” the words “provided such decisions are made fairly and reasonably in the interests of the Optionee when applying its discretion” shall be added in brackets at the end.

6.	OPTIONS
(A)	Under Rule 7 headed (a) Options, references to the surrender and cancellation of outstanding Options shall not be applied for the purposes of the Subplan.
(B)

Under Rule 7(a) headed (ii) Waiting Period and Exercise Dates at the end of the first paragraph the following words shall be added “ Notwithstanding the vesting schedule, an Option granted under the Subplan shall not become exercisable until the earlier of a Change in Control, an IPO, or 9 years 6 months from the Date of Grant of the Option.”

(C)

Under Rule 7(a) headed (iii) Form of Payment, in relation to the method of payment for shares upon the exercise of an Option, Rules 7 (iii) (C) and (F) shall not be applied for the purposes of this Subplan, and the words “and the broker, if applicable” in Rule 7 iii (D) shall not apply.

(D)	Under Rule 7(a) headed (iv) Special Incentive Stock Option Provisions, Rule 7(a)(iv) inclusive shall not be applied for the purposes of this Subplan.
(E)	Under Rule 7(a) headed (vi) Buy-out Provisions, Rule 7(a)(vi) shall not be applied for the purposes of this Subplan.
(F)

Under Rule 7(b) (iii) headed Termination of Employment or Consulting Relationship, in so far as this Rule of the Plan relates to the retirement of the Optionee the retirement age under this Subplan shall be as specified in the Optionee’s contract of employment but shall be no earlier than fifty-five years of age.

References to the exercise of the Vested portion of an Option in Rule 7 (b) (iii) are subject to the exercise criteria in Rule 6 B of the Subplan.

(G)	Under Rule 7(b) (iv) headed Disability of Optionee references to the exercise of the Vested portion of an Option are subject to the exercise criteria in Rule 6 (B) of the Subplan.
(H)	Rule 7 (b) (v) headed Death of Optionee:

The words “the Optionee’s estate or a person who acquired the right to exercise the deceased Optionee’s Option by bequest or inheritance” shall be replaced by “the personal representatives of the deceased Optionee,” and again, references to the right to exercise an Option to the extent Vested shall be subject to the exercise criteria in Rule 6B of the Subplan.

(I)

The Company shall, not later than 30 days after the receipt of the notice of exercise of an Option and payment of the aggregate exercise price of the shares, allot or procure to transfer and cause to be registered in the name of the Optionee, the number of shares specified in the written notice.

(J)	Rule 8 headed Non Transferability of Options

Rule 8 of the Plan shall not be applied for the purposes of the Subplan and shall be replaced by the words “Subject to the right of a deceased Optionee’s personal representatives to exercise an Option in accordance with Rule 7 (b) (Method of Exercise), every Option shall be personal to the Eligible Person to whom it is granted and shall not be capable of being transferred, assigned or charged.”

(K)	To the extent the Administrator determines the terms and conditions of any Option granted under this Subplan, such terms and conditions (including vesting restrictions) shall:
(i)	be objective, specified at the date of grant and set out in the Stock Option Agreement; and
(ii)	be such that rights to exercise such Options after the fulfilment or attainment of any terms and conditions so specified shall not be dependent on the further discretion of any person; and
(iii)

not be capable of amendment, variation or waiver unless an event occurs which causes the Administrator to reasonably consider that a waived, varied or amended term and condition would be a fairer measure and would be no more difficult to satisfy.

7.	ADJUSTMENTS UPON CHANGES IN CAPITALISATION, DISSOLUTION, MERGER, ASSET SALE OR CHANGE OF CONTROL
(A)	In Rule 9(a) references to stock dividends shall be removed for the purposes of the Subplan.
(B)	Rule 9(c) headed Change in Control

Notwithstanding the provisions of Rule 9 (c) for the purposes of this Subplan if any person obtains Control of the Company as a result of making:

(i)

a general offer to acquire the whole of the issued ordinary share capital of the Company which is made on a condition such that if it is satisfied the person making the offer will have Control of the Company; or

(ii)	a general offer to acquire all the shares in the Company which are of the same class as the Shares,

any vested Option may be exercised immediately before and conditionally upon such change in Control or within six months thereafter. For the purposes of this Rule, a person shall be deemed to have obtained Control of the Company if he and others acting in concert with him have together obtained Control of it.

(C)

If any company (“the Acquiring Company”) obtains Control of the Company in the circumstances set out in (i) above, an Optionee may, by agreement with the Acquiring Company, within the period of 6 months beginning with the time when the Acquiring Company obtains Control and any condition subject to which the offer is made is met, release his Option (“the Old Option”) in consideration of the grant to him of a new option (“the New Option”) which is equivalent to the Old Option (by virtue of satisfying the requirements of paragraph 27(4) of Schedule 4) but relates to shares in a different company (whether the Acquiring Company itself or some other company falling within paragraph (b) or (c) of paragraph 16 of Schedule 4).

(D)

Where any New Options are granted pursuant to this Rule 7 of the Subplan, they shall be regarded for the purposes of the subsequent application of the provisions of this Subplan as having been granted at the time when the corresponding Old Options were granted and, with effect from the date on which the New Options are granted. References to “Constituent Company” and the Company shall be construed as being references to the Acquiring Company or such other company to whose shares the New Option relate. In addition, references to “Shares” shall be construed as being references to shares in the Acquiring Company or shares in such other company to which the New Options relate but references to Constituent Company shall continue to be construed as if references to the Company were references to INFONXX, Inc.

No substitute options may be issued under the terms of this Subplan unless the provisions of this Rule 7 are met.

8.	AMENDMENT AND TERMINATION OF THE PLAN

If any amendment is made to the terms of the Subplan (when the Subplan is approved under Schedule 4 ITEPA 2003), then where such amendment amounts to an amendment of a key feature of the Subplan (being a provision of the Subplan which is necessary in order to meet the requirements of Schedule 4), it shall not have the effect until it is approved by the Inland Revenue.

The Directors shall notify the Inland Revenue if the Directors decide that the Subplan will no longer be approved under Schedule 4 ITEPA 2003.

9.	MISCELLANEOUS
(A)	Relationship with Contract of Employment, notwithstanding any other provision of this Subplan:
(i)

this Subplan shall not form part of any contract of employment between any Constituent Company and any employee of any such company and the rights and obligations of any individual under the terms of his office or employment with any Constituent Company or the Company shall not be affected by his participation in this Subplan or any right which he may have to participate in it and this Subplan shall afford such an individual no additional rights to compensation or damages in consequence of the termination of such office or employment for any reason whatsoever; and

(ii)

no Optionee shall be entitled to any compensation or damages for any loss or potential loss which he may suffer by reason of being unable to exercise an Option in consequence of the loss or termination of his office or employment with the Company or any Constituent Company for any reason whatsoever;

(iii)

this Plan shall not confer on any person any legal or equitable rights (other than those constituting the Options themselves) against the Company or any Constituent Company directly or indirectly, or give rise to any cause of action at law or in equity against the Company or any Constituent Company.

(B)	Transfer of Employers Secondary National Insurance
(i)	If the Optionee is liable to any withholding taxes, to include tax, and social security contributions on the exercise of the Option and the Company or Constituent Company is liable to make payment to the appropriate authorities on account of that liability, then unless:
(a)	the Optionee has indicated in the notice of exercise that he or she will make a payment to the Company of an amount equal to the withholding taxes; and
(b)

the Optionee does, within 7 days of being notified by the Company of the amount of the withholding taxes, make such payment to the Company, the Company shall sell sufficient shares on behalf of the Optionee and arrange payment to the Constituent Company of an amount equal to the withholding taxes out of the proceeds of sale to reimburse the Constituent Company.

(ii)

The exercise of the Option is subject to the condition that the Optionee shall meet the Company’s or Constituent Company’s secondary National Insurance Contributions due on the exercise, cancellation or release of the Option. The Optionee shall, at any time before the exercise, cancellation or release of the Option, enter into an agreement to reimburse or an election to transfer the liability for such National Insurance Contributions in a form approved by the Inland Revenue and acceptable to the Company or Plan Administrator and to enter into such arrangements as may be approved by the Inland Revenue in order to secure the transfer of the liability.